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                            BRITE VOICE SYSTEMS, INC.
                                  SUBSIDIARIES


Brite Voice Systems Group, Limited
Crossford Court
Dane Road
Sale, Chesire   M33 7BZ
ENGLAND


Brite Voice Systems Group, GmbH
Dotzheimer Strasse 168
6200 Wiesbaden
GERMANY


Brite Holding AG
c/o Societe Fiduciaire Visura SA
Rue St-Martin 9
CH-1002, Lausanne
SWITZERLAND


Brite Voice Systems AG
Kanalstrasse 29, Postfach
8152 Glattbrugg
SWITZERLAND


Brite Voice Systems S.p.A.
Via Flaminia 173
Roma  00196
ITALY


Brite Leasing, Inc.
7309 E. 21st Street North
Wichita, KS   67206


Brite Voice Systems Pte Ltd.
Odean Towers #03-01
331 North Bridge Road
Singapore  0718


Brite Voice Systems S.A. (Pty) Ltd.
5 Pagoda Crescent
Fourways Gardens
Fourways
Johannesburg
Republic of South Africa